Exhibit 10(z)

UNITED STATES STEEL CORPORATION

NON TAX-QUALIFIED PENSION PLAN,

Amended Effective January 1, 2005

1.	Purpose

The purpose of this plan is to compensate individuals for the loss of benefits under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Qualified Plan”) that occur due to certain limits established under the Internal Revenue Code (“Code”) or that are required under the Code. The term “Corporation” shall mean United States Steel Corporation and any other company which is a participating employer in the Qualified Plan. For the purpose of this Plan, “Individual” will be deemed to include the estate of a deceased participant in a Qualified Plan when the terms of the Qualified Plan provide for certain survivor benefits to be paid to an estate because the participant dies without leaving a survivor or surviving spouse.

2.	Eligibility

Except as otherwise provided herein, each individual who qualifies for a benefit under the terms of the Qualified Plan and whose benefit thereunder is reduced by the limitations under Code sections 415, 401(a)(17), and/or 411(a)(9) is a participant in the United States Steel Corporation Non Tax-Qualified Pension Plan (the “Plan”). Benefits will not be payable under this Plan with respect to any individual who terminates employment prior to age 60 unless the Corporation consents to the termination of employment; provided, however, that such consent is not required for terminations on account of: (a) death, or (b) involuntary termination, other than for cause.

3.	Amount of Benefits

The amount payable under this Plan shall be equal to the difference between: (a) the benefits the individual actually receives under the Qualified Plan, and (b) the benefits which the individual would have received under the Qualified Plan except for the Code limitations outlined in Section 2 above.

4.	Form of Benefits and Timing of Distribution

a.	Lump Sum Distribution

Effective January 1, 2005, an employee shall receive, upon the employee’s termination of employment from the Corporation, a lump sum distribution of both the benefits payable to him and the benefits payable to his surviving spouse and/or survivor under this Plan. The term “termination of employment”, when used in the context of a condition to payment hereunder, shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code. The payment date shall be on or near the last day of the calendar month following the month in which such termination of employment occurred.

If the employee dies prior to retirement, the survivor benefits payable to the surviving spouse and/or survivor with respect to survivor benefits shall be paid in a lump sum distribution. The payment date shall be on or near the last day of the calendar month following the month in which such death occurred.

Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Plan. Any lump sum distribution under this Plan shall be calculated in the same manner as it would have been calculated had it been made under the United States Steel Corporation Plan for Employee

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Pension Benefits (Revision of 2003). If an employee retires, but dies prior to receiving such lump sum, the lump sum will be paid to the surviving spouse or to the employee’s estate if there is no surviving spouse. The payment date shall be on or near the last day of the calendar month following the month in which such death occurs.

b.	Delay in Payment to Specified Employees

Effective January 1, 2005, in the case of any employee who is determined by the administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i) and the regulations thereunder), any amount of such employee’s lump sum distribution that is considered deferred, for purposes of Code section 409A, in taxable years beginning after December 31, 2004, shall not be distributed as described in section 4.a. above, but rather shall be payable upon the first day following the six (6) month anniversary of the employee’s termination of employment (or, if earlier, the employee’s date of death). For purposes of this Plan, a Member’s entire benefit amount shall be considered deferred in taxable years beginning after December 31, 2004 if the Member had not attained at least age 60 as of December 31, 2004. During this six-month delay period, simple interest will accrue and be payable on the balance due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the Qualified Plan during the months included in the six-month delay period.

5.	General Provisions

a.	Administration

The Vice President-Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Plan. The administrator shall decide all questions arising out of and relating to the administration of this Plan. The decision of the plan administrator shall be final and conclusive as to all questions of interpretations and application of the Plan.

b.	Amendment or Termination of Plan

The Corporation reserves the right to make any changes in this Plan or to terminate this Plan as to any or all groups of employees covered under this Plan, but in no event shall such amendment or termination adversely affect the benefits accrued hereunder prior to the effective date of such amendment or termination. Any amendment to this Plan which changes this Plan (including any amendment which increases, reduces or alters the benefits of this Plan) or any action which terminates this Plan to any or all groups shall be made by a resolution of the United States Steel Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of United States Steel Corporation and the corporation law of the state of Delaware.

c.	No Guarantee of Employment

Neither the creation of this Plan nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

d.	Nonalienation

No benefits payable under this Plan shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for the withholding of employment taxes, or (ii) obligations under a qualified domestic relations order.

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e.	No Requirement to Fund

Benefits provided by this Plan shall be paid out of the general assets of the Corporation. No provisions in this Plan, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

As of December 31, 2001, or (2) such later date, if any, selected by the Special Committee of the Board of Directors of United States Steel LLC (or its successors) that was established for the purpose of amending its plans and programs (the “Effective Date”), United States Steel LLC (and its subsidiaries and successors) and Marathon Oil Corporation (and its subsidiaries and successors) have assumed liability for a Specified Percentage of the Corporate Part, if any, of each Member’s accrued benefit under the plan. The term “Corporate Part” is defined to mean the pro rata portion (based upon continuous service taken into consideration for benefit accrual purposes under the plan) of a Member’s total accrued benefit under the plan as of the Effective Date (as adjusted, if applicable, for increases in compensation in periods after the Effective Date) which is attributable to continuous service performed for the USX Headquarters unit of USX Corporation on or after May 1, 1991 and prior to the Effective Date. The Specified Percentage is thirty-five percent (35%) for United States Steel Corporation and sixty-five percent (65%) for Marathon Oil Corporation.

f.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Plan.

g.	Severability

If any provisions of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

h.	Exclusive Provisions of Program

The provisions contained herein constitute the complete and exclusive statement of the terms of this Plan. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Plan. All reliance by any individual concerning the subject matter of this Plan shall be solely upon the provisions set forth in this document.

i.	Code Section 409A

This Plan shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

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